Exhibit 99.1

FOR IMMEDIATE RELEASE

Ellie Mae to Acquire AllRegs
Ellie Mae Bolsters Content and Service Offerings With Acquisition of Leading Mortgage Information and Guidelines Provider

PLEASANTON, Calif. - August 7, 2014 - Ellie Mae® (NYSE: ELLI), a leading provider of innovative on-demand software solutions and services for the residential mortgage industry, announced today that it has signed a definitive agreement to acquire AllRegs, a leading information provider for the mortgage industry. The acquisition of AllRegs expands Ellie Mae’s position as the industry’s market leader of mortgage technology, content and services.
AllRegs information management solutions are used by more than 3,000 companies representing every facet of mortgage banking: major lenders and investors, regulators, Federal and State agencies, brokers, mortgage services vendors and law firms. AllRegs product offerings include education and training, loan product and guideline data and analytics, and the AllRegs online reference library that includes investor underwriting and insuring guidelines, federal and state statutes and regulations, Mortgage Mentor “how to” guides and plain language interpretation and analysis.
"AllRegs has built a strong reputation as the industry’s source for investor guidelines, compliance resources and education,” said Sig Anderman, chief executive officer of Ellie Mae. “With the acquisition of AllRegs, Ellie Mae will expand its customer base and add a broad array of content and services that complement our portfolio of product offerings. This strategic acquisition enhances Ellie Mae’s compliance leadership and furthers our goal to be the company that powers the entire mortgage industry.”
AllRegs extensive content library spans nearly every aspect of the mortgage industry. Relied upon by virtually all of the top 100 lenders in the country, AllRegs is the exclusive electronic publisher of underwriting and loan product guidelines for Fannie Mae, Freddie Mac, Wells Fargo Home Mortgage, Citigroup, JPMorgan Chase, the Federal Home Loan Bank of Chicago, U.S. Bank Home Mortgage and Flagstar Bank, N.A. First introduced in 1989 as a regulatory reference library, the AllRegs product menu has grown to also include:

•
AllRegs Content Libraries, spanning nearly every aspect of the mortgage industry including underwriting and compliance guidelines such as AllRegs Investor Library, AllRegs Loan Library and AllRegs Mortgage Mentor Guides.

•	AllRegs Academy, offering educational courses and certifications.

•	AllRegs Business Practices group, which assists organizations with risk mitigation and regulatory compliance.

Exhibit 99.1

•	AllRegs Compliance Management System, a comprehensive policy management and training solution.

•	AllRegs Market Clarity, an online product database that compares 44 key loan product attributes of more than 3,000 products for 95 different investors.
The transaction is expected to close within 90 days and is subject to customary closing conditions. Under the terms of the agreement, Ellie Mae will acquire AllRegs for $30.0 million in cash, subject to certain purchase price adjustments, including for working capital. Due to the anticipated timing of closing, the acquisition is expected to have a minimal impact on third quarter results.  Ellie Mae will provide details on the future financial impact and the synergies to be expected when the company reports its third quarter results.
Berkery Noyes served as exclusive strategic and financial advisor to AllRegs.

About AllRegs
First introduced in 1989, AllRegs is used by virtually all of the top 100 lenders as well as throughout numerous governmental agencies, including Fannie Mae, Freddie Mac, the FHLBs, FHA, VA, RHS, and Ginnie Mae. The Company is the exclusive electronic publisher of the Fannie Mae and Freddie Mac Single and Multifamily Seller/Servicer Guides and the Federal Home Loan Banks’ MPF Program Guidelines. Products include single and multifamily underwriting & insuring guidelines as well as federal compliance laws and regulations, state compliance laws and regulations with plain-language analyses, contract publishing services, and a library of historical guidelines. The educational division, AllRegs Academy, offers virtual and live training, as well as designation and practical guides. The Professional Services Group develops custom guides, policy manuals, and other documents on a contract basis. For more information, call (800) 848-4904 or go to www.allregs.com.

About Ellie Mae
Ellie Mae (NYSE:ELLI) is a leading provider of innovative on-demand software solutions and services for the residential mortgage industry. Ellie Mae’s all-in-one Encompass® mortgage management solution provides one system of record that allows banks, credit unions and mortgage lenders to originate and fund mortgages and improve compliance, loan quality and efficiency.  Visit EllieMae.com or call 877.355.4362 to learn more.

© 2014 Ellie Mae, Inc. Ellie Mae®, Encompass®, DataTrac®, Ellie Mae Network™, Total Quality Loan™, TQL™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Exhibit 99.1

IR Contact:
Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079

or

Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

Media Contact:
Susan Chenoweth Scarth
Senior Vice President Marketing
Ellie Mae, Inc.
Susan.scarth@elliemae.com
+1-925-227-7048
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